                         AMENDMENT TO CUSTODY AGREEMENT


     Amendment made as of this 17th day of April, 1996 by and between Dean Witter U.S. Government Money Market Trust (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement") The Custody Agreement is hereby amended as follows:

     Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

     "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto and as amended from time to time upon mutual agreement of the parties (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

     8.   (b) The Custodian shall not be liable for any loss which results from
(i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

     8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.


           DEAN WITTER U.S. GOVERNMENT MONEY MARKET TRUST


[SEAL]                                  By
                                          ---------------------------------
Attest:

-------------------------------

                                                  THE BANK OF NEW YORK



[SEAL]                                  By
                                          ---------------------------------


Attest:

-------------------------------

                                   SCHEDULE A


 COUNTRY/MARKET                              SUBCUSTODIAN
 --------------                              ------------

 Argentina                                   The Bank of Boston
 Australia                                   ANZ Banking Group Limited
 Austria                                     Girocredit Bank AG
 Bangladesh*                                 Standard Chartered Bank
 Belgium                                     Banque Bruxelles Lambert
 Botswana*                                   Stanbic Bank Botswana Ltd.
 Brazil                                      The Bank of Boston
 Canada                                      Royal Trust/Royal Bank of Canada
 Chile                                       The Bank of Boston/Banco de Chile
 China                                       Standard Chartered Bank
 Colombia                                    Citibank, N.A.
 Denmark                                     Den Danske Bank
 Euromarket                                  CEDEL
                                             Euroclear
                                             First Chicago Clearing Centre
 Finland                                     Union Bank of Finland
 France                                      Banque Paribas/Credit Commercial de
                                             France
 Germany                                     Dresdner Bank A.G.
 Ghana*                                      Merchant Bank Ghana Ltd.
 Greece                                      Alpha Credit Bank
 Hong Kong                                   Hong Kong and Shanghai Banking
                                             Corp.
 Indonesia                                   Hong Kong and Shanghai Banking
                                             Corp.
 Ireland                                     Allied Irish Bank
 Israel                                      Israel Discount Bank
 Italy                                       Banca Commerciale Italiana
 Japan                                       Yasuda Trust & Banking Co., Lt.
 Korea                                       Bank of Seoul
 Luxembourg                                  Kredietbank S.A.
 Malaysia                                    Hong Kong Bank Malaysia Berhad
 Mexico                                      Banco Nacional de Mexico (Banamex)
 Netherlands                                 Mees Pierson
 New Zealand                                 ANZ Banking Group Limited
 Norway                                      Den Norske Bank
 Pakistan                                    Standard Chartered Bank
 Peru                                        Citibank N.A.
 Phillipines                                 Hong Kong and Shanghai Banking
                                             Corp.
 Poland                                      Bank Handlowy W Warsawie
 Portugal                                    Banco Comercial Portugues
 Singapore                                   United Overseas Bank
 South Africa                                Standard Bank of South Africa
                                             Limited
 Spain                                       Banco Bilbao Vizcaya
 Sri Lanka                                   Standard Chartered Bank

                                   SCHEDULE A

 COUNTRY/MARKET                              SUBCUSTODIAN
 --------------                              ------------

 Sweden                                      Skandinaviska Enskilda Banken
 Switzerland                                 Union Bank of Switzerland
 Taiwan                                      Hong Kong and Shanghai Banking
                                             Corp.
 Thailand                                    Siam Commercial Bank
 Turkey                                      Citibank, N.A.
 United Kingdom                              The Bank of New York
 United States                               The Bank of New York
 Uruguay                                     The Bank of Boston
 Venezuela                                   Citibank N.A.
 Zimbabwe*                                   Stanbic Bank Zimbabwe Ltd.




*Not yet 17 (f) 5 compliant